EXHIBIT 10.11

HealthStream, Inc. (the “Company”)

Summary of Director and Executive Officer Compensation

I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors. For fiscal year 2016, each director will receive an annual retainer of $5,000, except for the Audit Committee Chair and Nominating and Corporate Governance Chair, who will receive an additional annual retainer of $7,500, and the Compensation Committee Chair, who will receive an additional annual retainer of $2,000. Non-employee directors will also receive a $15,000 flat-fee for board and committee meeting attendance and participation.

In addition to the cash compensation set forth above, each non-employee director is eligible to receive a nondiscretionary annual grant of restricted share units for conversion to shares of the Company’s common stock. The restricted share units are granted annually and vest ratably over a three year period.

II. Executive Officer Compensation. The following table sets forth the current base salaries and fiscal 2015 performance bonuses provided to our executive officers, including the individuals who the Company expects to be its Named Executive Officers for 2015.

Executive Officer	Current Base Salary	Fiscal 2015 Bonus Amount
Robert A. Frist, Jr.	$296,801	$89,040
J. Edward Pearson	$280,446	$84,134
Gerard M. Hayden, Jr.	$258,695	$77,609
Jeffrey S. Doster	$256,208	$76,862
Michael Sousa	$270,400	$108,160
Thomas Schultz	$207,000	N/A

Bonus targets for 2016 cash bonuses and 2016 equity grants for executive officers have not yet been determined by the Compensation Committee.

III. Additional Information. The foregoing information is summary in nature. Additional information regarding Director and Named Executive Officer compensation will be contained in the Company’s 2016 Proxy Statement.